Exhibit 99.1

Exterran Corporation Announces Third Quarter 2019 Results

Results In-Line with Expectations
Significant Win & Strengthened Focus with Executive Appointment in Water Business
Continued Strong Performance in Aftermarket Services

HOUSTON, November 4, 2019 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported third quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented, “Execution remains the focus as we continue to deliver well on both our Contract Operations and Product Sales backlog. This led to operating cash flow for the quarter coming in at $37 million, as we focus on improving cash flow and returns. Commercially, it was a stronger quarter as product orders improved to $118 million driven by another significant water order along with continued strength internationally, and strong aftermarket services performance. During the quarter, we also bought back 1.8 million shares, leaving $61 million remaining on our share repurchase program.

“I am most excited about the progress we are making in transforming this company to the one we aspire to be. We are shifting from primarily being a fabricator of oil and gas equipment to being a company that leverages technology and operational excellence to provide complete systems and process solutions in energy and industrial applications. We are committed to evolving into a high margin, high return business that offers improved revenue stability irrespective of industry cyclicality. Over the past several years, we have made significant progress in this journey by taking actions to protect the core, develop important organizational capabilities and implement new processes to position Exterran for success. We have focused on optimizing our portfolio of products and services to better serve our global customers while providing a more attractive investment option for our investors.

“As part of this continuing journey, we are announcing the appointment of Roger George to lead our global water solutions business. The pipeline of opportunities for the business coupled with our unique and patented technologies highlight the significant need to increase the focus on this important market. This is a business where we can grow significantly without a market backdrop of investment and where our technology can solve customer issues, whether in a new or an existing application with a lower cost and improved environmental impact as compared to most other options. As an additional step in the journey, we are also reviewing options for our U.S. Compression fabrication business to be a positive contributor to our strategy as opposed to being a driver of margin dilution and increased cyclicality that it is today. This business has performed well over the past year despite difficult market conditions as we worked to maximize margins and returns. We will fully explore our options and we are committed to supporting our customers, employees and other stakeholders throughout the process.”

Net loss from continuing operations was $8.3 million, or $0.25 per share, on revenue of $302.4 million for the third quarter of 2019. This compares to net loss from continuing operations of $14.8 million, or $0.42 per share, on revenue of $390.9 million for the second quarter of 2019 and net income from continuing operations of $3.2 million, or $0.09 per share, on revenue of $334.8 million for the third quarter of 2018. Net loss was $9.8 million for the third quarter of 2019, as compared to net loss of $7.3 million for the second quarter of 2019 and net income of $5.4 million for the third quarter of 2018. EBITDA, as adjusted, was $50.1 million for the third quarter of 2019, as compared to $53.2 million for the second quarter of 2019 and $52.1 million for the third quarter of 2018. Loss before taxes was $7.8 million as compared to loss before taxes of $4.2 million for the second quarter of 2019 and income before taxes of $11.2 million for the third quarter of 2018.

Selling, general and administrative expenses were $37.7 million in the third quarter of 2019, as compared with $45.6 million in the second quarter of 2019 and $45.1 million in the third quarter of 2018. The reduction was driven primarily by the aggressive cost reduction and improved efficiencies executed throughout the year. The company also recorded additional restructuring charges of $1.8 million as a result of these efforts.

Contract Operations Segment
Contract operations revenue in the third quarter of 2019 was $96.3 million, a 7% increase from second quarter of 2019 revenue of $89.7 million and a 13% increase from third quarter of 2018 revenue of $84.8 million.

Contract operations gross margin in the third quarter of 2019 was $61.9 million, a 4% increase from the second quarter of 2019 gross margin of $59.3 million and an 8% increase from the third quarter of 2018 gross margin of $57.1 million. Gross margin percentage in the third quarter of 2019 was 64%, as compared with 66% in the second quarter of 2019 and 67% in the third quarter of 2018.

Revenue increased sequentially as there was a full quarter benefit from a project in the Middle East along with the commencement of a project in Latin America. Gross margin also increased due to the full quarter benefit from the project in the Middle East.

Aftermarket Services Segment
Aftermarket services revenue in the third quarter of 2019 was $34.9 million, a 16% increase from second quarter of 2019 revenue of $30.1 million and a 16% increase from third quarter of 2018 revenue of $30.0 million.

Aftermarket services gross margin in the third quarter of 2019 was $8.8 million, a 3% decrease from the second quarter of 2019 gross margin of $9.1 million and a 12% increase from the third quarter of 2018 gross margin of $7.9 million. Gross margin percentage in the third quarter of 2019 was 25%, as compared with 30% in the second quarter of 2019 and 26% in the third quarter of 2018.

The sequential increase in revenue was driven by positive contract adjustments in Latin America where we had positive pull through on a contract operations project. Gross margins were more in-line with historical levels driven by normal business mix.

Product Sales Segment
Product sales revenue in the third quarter of 2019 was $171.3 million, a 37% decrease from second quarter of 2019 revenue of $271.1 million, and a 22% decrease from third quarter of 2018 revenue of $220.0 million.

Product sales gross margin in the third quarter of 2019 was $18.3 million, a 40% decrease from second quarter of 2019 gross margin of $30.5 million and a 43% decrease as compared to the third quarter of 2018 gross margin of $31.8 million. Gross margin percentage in the third quarter of 2019 was 11%, as compared with 11% in the second quarter of 2019 and 14% in the third quarter of 2018.

The revenue decline was driven by the lower backlog we had entering the third quarter while gross margin declined due to mix of business.

Product sales backlog was $308.5 million at September 30, 2019, as compared to $361.7 million at June 30, 2019 and $759.1 million at September 30, 2018. Product sales bookings for the third quarter of 2019 were $118.1 million, resulting in a book-to-bill ratio of 69%. This compares to bookings of $79.3 million for the second quarter of 2019 and bookings of $344.1 million for the third quarter of 2018.

Conference Call Information
The Company will host a conference call at 8:00 a.m. Central Time on Tuesday, November 5, 2019. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through November 12, 2019 and may be accessed by calling 877-660-6853 and using the pass code 13695707. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com

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Non-GAAP and Other Financial Information
Gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. EBITDA, as adjusted, excludes the benefit of the two previously announced sales of our Venezuelan assets.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), the benefit of the previously announced sale of our joint ventures’ Venezuelan assets, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic and political conditions and the impact they may have on Exterran and its customers; Exterran’s reduced profit margins or loss of market share resulting from competition or the introduction of competing technologies by other companies; Exterran’s ability to win profitable new business; changes in international trade relationships including the imposition of trade restrictions or tariffs relating to any materials or products used in the operation of our business; conditions in the oil and gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas; Exterran’s ability to timely and cost-effectively execute projects; Exterran enhancing or maintaining its asset utilization, particularly with respect to its fleet of compressors and other assets; Exterran’s ability to integrate acquired businesses; employment and workforce factors, including the ability to hire, train and retain key employees; Exterran’s ability to accurately estimate costs and time required under Exterran’s fixed price contracts; liability related to the use of Exterran’s products and services; changes in political or economic conditions in key operating markets, including international markets; changes in current exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with Exterran’s operations, such as equipment defects, equipment malfunctions, environmental discharges, extreme weather and natural disasters; risks associated with cyber-based attacks or network security breaches; any non-performance by third parties of their contractual obligations, including the financial condition of our customers; changes in safety, health, environmental and other regulations, including those related to climate change or water scarcity; and Exterran’s indebtedness and its ability to generate sufficient cash flow, access financial markets at an acceptable cost, fund its operations, capital commitments and other contractual cash obligations, including our debt obligations.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Revenues:
Contract operations	$96,261	$89,684	$84,828
Aftermarket services	34,893	30,113	29,993
Product sales	171,277	271,077	220,028
	302,431	390,874	334,849
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	34,356	30,336	27,768
Aftermarket services	26,079	21,017	22,138
Product sales	153,011	240,606	188,206
Selling, general and administrative	37,702	45,636	45,103
Depreciation and amortization	42,133	36,319	31,108
Long-lived asset impairment	2,970	5,919	2,054
Restatement related recoveries, net	—	(28)	(342)
Restructuring and other charges	1,794	5,788	264
Interest expense	10,103	9,928	7,685
Other (income) expense, net	2,101	(477)	(285)
	310,249	395,044	323,699
Income (loss) before income taxes	(7,818)	(4,170)	11,150
Provision for income taxes	477	10,592	7,954
Income (loss) from continuing operations	(8,295)	(14,762)	3,196
Income (loss) from discontinued operations, net of tax	(1,546)	7,457	2,173
Net income (loss)	$(9,841)	$(7,305)	$5,369

Basic net income (loss) per common share:
Income (loss) from continuing operations per common share	$(0.25)	$(0.42)	$0.09
Income (loss) from discontinued operations per common share	(0.04)	0.21	0.06
Net income (loss) per common share	$(0.29)	$(0.21)	$0.15

Diluted net income (loss) per common share:
Income (loss) from continuing operations per common share	$(0.25)	$(0.42)	$0.09
Income (loss) from discontinued operations per common share	(0.04)	0.21	0.06
Net income (loss) per common share	$(0.29)	$(0.21)	$0.15

Weighted average common shares outstanding used in net income (loss) per common share:
Basic	33,783	35,149	35,480
Diluted	33,783	35,149	35,544

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$21,979	$19,300
Restricted cash	19	178
Accounts receivable, net	231,220	248,467
Inventory, net	170,399	150,689
Contract assets	37,207	91,602
Other current assets	25,882	44,234
Current assets associated with discontinued operations	4,028	11,605
Total current assets	490,734	566,075
Property, plant and equipment, net	931,603	901,577
Operating lease right of use assets	29,293	—
Deferred income taxes	10,314	11,370
Intangible and other assets, net	85,671	86,371
Long-term assets held for sale	2,142	—
Long-term assets associated with discontinued operations	2,979	1,661
Total assets	$1,552,736	$1,567,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$90,975	$165,744
Accrued liabilities	111,864	123,335
Contract liabilities	105,788	153,483
Current operating lease liabilities	6,547	—
Current liabilities associated with discontinued operations	9,803	14,767
Total current liabilities	324,977	457,329
Long-term debt	495,347	403,810
Deferred income taxes	1,869	6,005
Long-term contract liabilities	165,188	101,363
Long-term operating lease liabilities	30,256	—
Other long-term liabilities	45,383	39,812
Long-term liabilities associated with discontinued operations	617	5,914
Total liabilities	1,063,637	1,014,233
Total stockholders’ equity	489,099	552,821
Total liabilities and stockholders’ equity	$1,552,736	$1,567,054

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Revenues:
Contract operations	$96,261	$89,684	$84,828
Aftermarket services	34,893	30,113	29,993
Product sales	171,277	271,077	220,028
	$302,431	$390,874	$334,849

Gross margin:
Contract operations	$61,905	$59,348	$57,060
Aftermarket services	8,814	9,096	7,855
Product sales	18,266	30,471	31,822
Total	$88,985	$98,915	$96,737

Gross margin percentage:
Contract operations	64%	66%	67%
Aftermarket services	25%	30%	26%
Product sales	11%	11%	14%
Total	29%	25%	29%

Selling, general and administrative	$37,702	$45,636	$45,103
% of revenue	12%	12%	13%

EBITDA, as adjusted	$50,066	$53,165	$52,083
% of revenue	17%	14%	16%

Capital expenditures	$46,002	$49,762	$57,992

Revenue by Geographical Regions:
North America	$157,010	$221,462	$215,015
Latin America	67,406	57,450	64,960
Middle East and Africa	66,601	100,469	41,653
Asia Pacific	11,414	11,493	13,221
Total revenues	$302,431	$390,874	$334,849

	As of
	September 30, 2019	June 30, 2019	September 30, 2018
Contract Operations Backlog:
Contract operations services	$1,210,187	$1,318,985	$1,357,283

Product Sales Backlog:
Compression equipment	$196,144	$241,237	$464,866
Processing and treating equipment	50,176	94,758	284,943
Production equipment	—	—	5,450
Other product sales	62,174	25,679	3,879
Total product sales backlog	$308,494	$361,674	$759,138

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Non-GAAP Financial Information—Reconciliation of Income (loss) before income taxes to Total gross margin:
Income (loss) before income taxes	$(7,818)	$(4,170)	$11,150
Selling, general and administrative	37,702	45,636	45,103
Depreciation and amortization	42,133	36,319	31,108
Long-lived asset impairment	2,970	5,919	2,054
Restatement related recoveries, net	—	(28)	(342)
Restructuring and other charges	1,794	5,788	264
Interest expense	10,103	9,928	7,685
Other (income) expense, net	2,101	(477)	(285)
Total gross margin (1)	$88,985	$98,915	$96,737

Non-GAAP Financial Information—Reconciliation of Net income (loss) to EBITDA, as adjusted:
Net income (loss)	$(9,841)	$(7,305)	$5,369
(Income) loss from discontinued operations, net of tax	1,546	(7,457)	(2,173)
Depreciation and amortization	42,133	36,319	31,108
Long-lived asset impairment	2,970	5,919	2,054
Restatement related recoveries, net	—	(28)	(342)
Restructuring and other charges	1,794	5,788	264
Interest expense	10,103	9,928	7,685
(Gain) loss on currency exchange rate remeasurement of intercompany balances	884	(591)	164
Provision for income taxes	477	10,592	7,954
EBITDA, as adjusted (2)	$50,066	$53,165	$52,083

Non-GAAP Financial Information—Reconciliation of Net income (loss) to Adjusted net income (loss) from continuing operations:
Net income (loss)	$(9,841)	$(7,305)	$5,369
(Income) loss from discontinued operations, net of tax	1,546	(7,457)	(2,173)
Income (loss) from continuing operations	(8,295)	(14,762)	3,196
Adjustment for items:
Long-lived asset impairment	2,970	5,919	2,054
Restatement related recoveries, net	—	(28)	(342)
Restructuring and other charges	1,794	5,788	264
Tax impact of adjustments (3)	(3)	(517)	(196)
Adjusted net income (loss) from continuing operations (4)	$(3,534)	$(3,600)	$4,976

Diluted income (loss) from continuing operations per common share	$(0.25)	$(0.42)	$0.09
Adjustment for items, after-tax, per diluted common share	0.15	0.32	0.05
Diluted adjusted net income (loss) from continuing operations per common share (4) (5)	$(0.10)	$(0.10)	$0.14

(1) Management evaluates the performance of each of the Company’s segments based on gross margin. Total gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restatement related charges (recoveries), restructuring and other charges and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(2) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restatement related charges (recoveries), restructuring and other charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(3) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative-loss positions.

(4) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, restatement related charges (recoveries), expensed acquisition costs and other items not appropriately reflective of our core business.

(5) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings. Accordingly, we have excluded adjusted net income from continuing operations attributable to participating securities of $0.1 million for the three months ended September 30, 2018, from our calculation of diluted adjusted net income (loss) from continuing operations per common share.